SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials
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The Corporate Executive Board Company

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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THE CORPORATE EXECUTIVE BOARD COMPANY

2000 Pennsylvania Avenue, NW
Suite 6000
Washington, DC 20006
(202) 777-5455

Dear Stockholders:

      On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Stockholders of The Corporate Executive Board Company to be held at our offices at 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, DC, 20006, on Thursday, June 6, 2002, at 9:00 a.m. local time.

      The Notice of Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.

      In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

      It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to mark, sign, date and promptly return the enclosed proxy card in the envelope provided.

Sincerely,

/s/JAMES J. MCGONIGLE

James J. McGonigle
Chief Executive Officer and Chairman of the Board

THE CORPORATE EXECUTIVE BOARD COMPANY

2000 Pennsylvania Avenue, NW
Suite 6000
Washington, DC 20006
(202) 777-5455

May 8, 2002

Dear Stockholders:

      We are notifying you that the Annual Meeting of Stockholders (the “Meeting”) of The Corporate Executive Board Company will be held at our offices at 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, DC, 20006, on Thursday, June 6, 2002, at 9:00 a.m. local time. Only stockholders of record at the close of business on April 18, 2002 are entitled to vote at the Meeting. At the Meeting we will ask stockholders to act on the following matters:

      1. Elect six directors.

      2. Transact any other business that is properly presented at the Meeting.

      Each of these matters is described in more detail in the enclosed Proxy Statement. We have also enclosed a copy of our Annual Report for the fiscal year ended December 31, 2001. Please use this opportunity to take part in The Corporate Executive Board Company’s affairs by voting your shares.

      Whether or not you plan to attend the Meeting, please complete the enclosed proxy card and return it in the envelope provided.

Sincerely,

/s/	CLAY M. WHITSON

Clay M. Whitson
Chief Financial Officer, Treasurer and Secretary

2002 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

Information About the Meeting, Voting and Proxies	1

Date, Time and Place of Meeting	1

Record Date, Outstanding Shares and Quorum	1

Voting Rights and Voting of Proxies	1

Solicitation and Voting of Proxies	1

Expenses of Solicitation	2

Revocation of Proxies	2

PROPOSAL NO. 1 Election of Directors	2

Vote Required for Approval	2

Directors/ Nominees	2

Board of Directors Meetings, Committees and Compensation	3

Security Ownership of Certain Beneficial Owners and Management	4

Executive Officers	5

Executive Compensation	6

Summary Compensation Table	6

Option Grants in Fiscal 2001	6

Option Exercises in 2001 and Year-End Option Values	7

Compensation Committee Report on Executive Compensation	8

General Compensation Practice for Officers	8

Compensation of the Chief Executive Officer	8

Deductability of Executive Compensation in Excess of $1.0 Million	8

Employment Contracts, Termination of Employment and Change of Control Arrangements	9

Option Plans	9

Employment Arrangements	9

Independent Auditors	10

Audit Committee Report	10

Independent Auditor Fee Disclosure	11

Stock Performance Graph	12

Certain Relationships and Related Transactions	12

Other Matters	13

Stockholder Proposals	13

Section 16(a) Beneficial Ownership Reporting Compliance	13

Delivery of Documents to Stockholders Sharing an Address	13

Other Business	13

PROXY STATEMENT

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

      The Board of Directors of The Corporate Executive Board Company (the “Company”) is asking for your proxy for use at the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at our offices at 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, DC, 20006 on Thursday, June 6, 2002, at 9:00 a.m. local time and any adjournment or postponement of the Meeting. We are initially mailing this Proxy Statement and proxy to stockholders of the Company on or about May 8, 2002.

Record Date, Outstanding Shares and Quorum

      Only holders of record of the Company’s common stock at the close of business on April 18, 2002 (called the “Record Date”), will be entitled to vote at the Meeting. On the Record Date, we had 36,972,102 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present at the Meeting, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum, but will not be counted or entitled to vote on that particular matter.

Voting Rights and Voting of Proxies

      Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present at the Meeting (either in person or by proxy), which means that the six nominees with the most votes will be elected. Abstentions and broker non-votes will not have an effect in determining the number of shares voted.

Solicitation and Voting of Proxies

      The proxy included with this Proxy Statement is solicited by the Board of Directors of the Company for use at the Meeting. You can submit your proxy by mailing it in the envelope provided. If your proxy is properly completed and received, and it is not revoked before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal No. 1 below. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Expenses of Solicitation

      The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed Proxy Card and the Company’s 2001 Annual Report. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.

Revocation of Proxies

      If you submit the enclosed Proxy Card, you may revoke it at any time before voting takes place at the Meeting. There are three ways you can revoke your proxy: (1) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (2) deliver to the Secretary of the Company a signed proxy with a later date than the proxy you want to revoke; or (3) attend the Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to Clay M. Whitson, Chief Financial Officer, Treasurer and Secretary, 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, DC, 20006, and must be received before the time that the proxy you wish to revoke is voted. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a previously given proxy, you must contact that entity. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, prior to the Meeting you must obtain from that entity a proxy covering the shares you beneficially own.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Our Board of Directors currently has six members. At the Meeting, we will nominate the six current directors for re-election to the Board of Directors. Each of the nominees has consented to serve if elected and we are not aware of any nominee who is unable or unwilling to serve. However, if any nominee is unable or unwilling to serve, the proxy holders may decide to vote the shares for any substitute nominee or the Board of Directors may determine not to nominate a substitute and may reduce the size of the Board.

Vote Required for Approval

      Directors will be elected by the affirmative vote of a plurality of the shares present at the Meeting, which means that the six nominees who receive the most votes will be elected. Your proxy will be voted “for” each of these six nominees unless your proxy is marked to withhold authority to vote for any or all of them.

Directors/ Nominees

      The following table shows the Company’s nominees for election to the Board of Directors. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next annual meeting of stockholders or until a successor is named and qualified.

			Director
Name of Director/Nominee	Age	Principal Occupation	Since

James J. McGonigle	38	Chairman of the Board and Chief Executive Officer of the Company	1998

Robert C. Hall	70	Former Chief Executive Officer of Thomson Information and Publishing Group, Thomson Corporation	1999

Nancy J. Karch	54	Former senior partner of McKinsey & Co.	2001

David W. Kenny	40	Chairman and Chief Executive Officer, Digitas, Inc.	1999

Thomas L. Monahan III	35	General Manager of the Company	2001

Harold L. Siebert	56	Founder and former Chairman and Chief Executive Officer, Inforum Inc.	1998

      The Board of Directors recommends a vote FOR the election of each of the nominated directors.

      James J. McGonigle has been our Chairman of the Board since March 2001 and our Chief Executive Officer and a director since July 1998. From the spin-off of the Company from The Advisory Board Company until July 1998, Mr. McGonigle was our General Manager, and from 1995 until the spin-off, he was the General Manager of the corporate division of The Advisory Board Company with responsibility for managing the business assumed by the Company in the spin-off. From 1990 to 1995, Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University and a J.D. from Harvard Law School.

      Robert C. Hall has been a director since February 1999. From 1995 to January 1999, Mr. Hall served as the Vice President of The Thomson Corporation, a publicly held information publishing company. From 1990 to 1995, Mr. Hall was the Chief Executive Officer of Thomson Information and Publishing Group, a division of The Thomson Corporation involved in professional information and publishing. From 1985 to 1990, Mr. Hall was the President of Thomson Financial Services Group, another publishing division of The Thomson Corporation. Mr. Hall received a B.S. from Iowa State University.

      Nancy J. Karch has been a director since October 2001. Ms. Karch was a senior partner of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is a member of The McKinsey Advisory Council, and serves as a director of Toys “R” Us, Inc., retail merchants, Liz Claiborne, Inc., apparel marketers, Garden Ridge Corp., a privately held home decor product retailer, and the Westchester Land Trust. Ms. Karch received a B.A. from Cornell University, a M.S. from Northeastern University, and a M.B.A. from the Harvard Business School.

      David W. Kenny has been a director since February 1999. Mr. Kenny is the Chairman and Chief Executive Officer of Digitas, Inc., a marketing and technology services company. Mr. Kenny has been the Chairman of Digitas since December 1998 and Chief Executive Officer since September 1997. Prior to joining Digitas, Mr. Kenny held a number of executive positions with Bain & Company, an independent consulting firm, from 1988 through 1997. Mr. Kenny received a B.S. from the General Motors Institute and a M.B.A. from Harvard Business School.

      Thomas L. Monahan III has been a director since June 2001 and our General Manager since January 2001. From November 1998 until January 2001, Mr. Monahan served as one of our Executive Directors, Research, and from the spin-off until November 1998, he served as our Managing Director, Research. Prior to the spin-off, Mr. Monahan served in similar capacities with The Advisory Board Company, which he joined in January 1996. Prior to January 1996, Mr. Monahan served as a senior consultant for the Deloitte & Touche Consulting Group, a Director at the Committee for Economic Development and a staff consultant at Andersen Consulting. Mr. Monahan received a B.A. from Harvard University and a M.B.A. from New York University.

      Harold L. Siebert has been a director since July 1998, and served as the Chairman of the Board from July 1998 until January 2000. From 1996 through July 1998, Mr. Siebert served as Chief Executive Officer and Chairman of Inforum Inc., a company providing marketing and planning systems for healthcare clients, and as Executive Vice President of Medstat/ Thomson, a healthcare information company. From 1995 until 1996, Mr. Siebert served as Bureau Chief of TennCare, the State of Tennessee’s Medicaid managed care program. From 1993 until 1995, Mr. Siebert was a consultant to Medstat/ Thomson. In 1988, Mr. Siebert founded Inforum, Inc. and served as its President and Chief Executive Officer from 1988 through 1993. Prior to 1988, he held various senior-level positions at HBO & Co. and Baxter International. Mr. Siebert received his B.S. from Miami University in Oxford, Ohio.

Board of Directors Meetings, Committees and Compensation

      During fiscal 2001, the Board of Directors met five times and took numerous actions by unanimous written consent. All directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served.

      The Board has two committees — an Audit Committee and a Compensation Committee.

      Audit Committee. The members of our Audit Committee are Mr. Hall, Ms. Karch and Mr. Kenny. Mr. Hall serves as chairman of the committee. The Audit Committee, among other things: makes recommendations to the Board of Directors concerning the engagement of independent public accountants; monitors and reviews the activities of our independent accountants; and reviews the adequacy of our accounting and financial controls as reported by management and the independent auditors. The Audit Committee operates under a written charter that has been adopted by the Board. Each member of the Audit Committee is independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Audit Committee met four times during fiscal 2001.

      Compensation Committee. The members of our Compensation Committee are Mr. Hall, Ms. Karch and Mr. Kenny. Mr. Kenny serves as chairman of the committee. The Compensation Committee, among other things: reviews salaries, benefits and other compensation, including stock-based compensation, of directors, officers and other key employees and makes recommendations to the Board of Directors regarding compensation issues; and administers our stock option and stock incentive plans. The Compensation Committee met three times during fiscal 2001.

      The Board of Directors or, to the extent authorized by the Board, the Compensation Committee, sets directors’ compensation under The Corporate Executive Board Company Directors’ Stock Plan and such other arrangements as the Compensation Committee determines to be appropriate. Each director who is not an employee, upon election as a non-employee director, received a one-time grant of options to purchase 72,240 shares of common stock. For 2001, non-employee directors also received a grant of options to purchase 10,000 shares of common stock and a $20,000 annual retainer. Directors who are employees of the Company did not receive additional compensation for their service on the Board. Compensation paid to Messrs. McGonigle and Monahan for 2001 is described in the section of this proxy entitled “Executive Compensation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security ownership of certain beneficial owners and management

      The following table shows shares of the Company’s common stock that to our knowledge are beneficially owned as of April 12, 2002, by (i) each stockholder owning 5% or more of the common stock, (ii) each Named Officer (defined in the section of this proxy entitled “Executive Compensation”), (iii) each director or director nominee and (iv) all current directors and executive officers as a group.

	Amount and Nature of
	Beneficial
	Ownership(1)		Total Equity Stake(2)

Name of Beneficial Owner	Number	Percent	Number	Percent

James J. McGonigle(3)	147,310	*	662,810	1.7%

Robert C. Hall(4)	32,240	*	42,240	*

Nancy J. Karch	—	—	82,240	*

David W. Kenny(4)	55,240	*	65,240	*

Thomas L. Monahan III(5)	57,926	*	217,926	*

Harold L. Siebert(6)	121,050	*	217,050	*

Derek C. M. van Bever(7)	48,814	*	173,814	*

Sally Chang(8)	82,858	*	115,358	*

Clay M. Whitson(9)	57,300	*	141,050	*

The TCW Group, Inc./ Robert Day(10)	3,443,672	9.3%	3,443,672	8.9%

Pilgrim Baxter & Associates, Ltd. (11)	2,040,100	5.5%	2,040,100	5.3%

All current directors and executive officers as a group (9 people)	602,738	1.6%	1,717,728	4.4%

*	Indicates ownership of less than 1%.

(1)	Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. We have included in shares owned by each stockholder all options held by the stockholder that are currently exercisable or exercisable within 60 days of April 12, 2002 (which would be June 11, 2002).

(2)	The number column indicates the number of shares owned assuming the exercise of all options, whether vested or unvested, without regard to whether or not the options are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to options are deemed to be outstanding, whether vested or unvested and without regard to whether or not the options are exercisable within 60 days.

(3)	Beneficial ownership includes 102,822 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 12, 2002 (which would be June 11, 2002).

(4)	Beneficial ownership consists of shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 12, 2002 (which would be June 11, 2002).

(5)	Beneficial ownership includes 57,610 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 12, 2002 (which would be June 11, 2002).

(6)	Beneficial ownership includes 101,936 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 12, 2002 (which would be June 11, 2002).

(7)	Beneficial ownership includes 14,658 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 12, 2002 (which would be June 11, 2002).

(8)	Beneficial ownership includes 81,320 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 12, 2002 (which would be June 11, 2002).

(9)	Beneficial ownership includes 44,514 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 12, 2002 (which would be June 11, 2002).

(10)	As reported in a Schedule 13G/ A filed on February 13, 2002. The Schedule 13G/ A states that The TCW Group, Inc., on behalf of the TCW Business Unit, has shared voting and investment power with respect to the shares. The address of The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, CA 90017.

(11)	As reported in a Schedule 13G filed on February 13, 2002. The address of Pilgrim Baxter & Associates, Ltd. is 1400 Liberty Ridge Drive, Wayne, PA 19087-5593.

EXECUTIVE OFFICERS

      The following table shows the Company’s executive officers:

			Officer
Name of Officer	Age	Position	Since

James J. McGonigle	38	Chief Executive Officer and Chairman of the Board	1998

Derek C. M. van Bever	44	Chief Research Officer	1997

Sally Chang	37	General Manager, Member Services	1998

Thomas L. Monahan III	35	General Manager	2001

Clay M. Whitson	44	Chief Financial Officer, Secretary and Treasurer	1998

      James J. McGonigle’s business experience is listed above in the section for nominees for the Board of Directors.

      Derek C. M. van Bever has been our Chief Research Officer since the spin-off. From 1995 through the date of the spin-off, he served as the Chief Research Officer of the business assumed by us in the spin-off. Prior to that, he served in various management capacities with The Advisory Board Company, which he joined in 1981. Mr. van Bever received a B.A. and an M.A. from the University of Delaware and a M.B.A. from Harvard Business School.

      Sally Chang has been our General Manager, Member Services since July 2001. From January 2000 until July 2001, Ms. Chang was our Chief Marketing Officer. From June 1998 until January 2000, Ms. Chang was our General Manager, Sales and Marketing. From 1992 until joining us, she served in various management capacities with The Advisory Board Company, including General Manager, Health Care Member Services; General Manager, Health Care Research; and Executive Director, Research. Prior to 1992, Ms. Chang worked in the corporate planning department of Fuji Xerox in Tokyo, as a general management consultant with Touche Ross, and in the merger and acquisitions group of Drexel Burnham Lambert. Ms. Chang received an A.B. from Harvard University, an M.A. from the University of Pennsylvania and a M.B.A. from the Wharton School of Business at the University of Pennsylvania. Ms. Chang ceased to be employed with the Company as of May 2, 2002.

      Thomas L. Monahan III’s business experience is listed above in the section for nominees for the Board of Directors.

      Clay M. Whitson has been our Chief Financial Officer since November 1998, our Secretary since February 1999 and our Treasurer since July 2000. From 1996 through October 1998, Mr. Whitson served as the Chief Financial Officer and Treasurer of PMT Services, Inc., a publicly held credit card processing company. From 1990 to 1996, Mr. Whitson served as the Chief Financial Officer of the Gemala Group, a diversified conglomerate based in Indonesia. Prior to joining the Gemala Group in 1990, Mr. Whitson was a director in the mergers and acquisitions department of The Chase Manhattan Bank, NA. Mr. Whitson received a B.A. from Southern Methodist University and a M.B.A. from the University of Virginia.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table presents certain information concerning compensation for 1999, 2000 and 2001 for the Chief Executive Officer and the four other most highly paid executive officers during the last fiscal year (the “Named Officers”):

				Long-Term
		Annual Compensation		Compensation

				Number of	All Other
Name and Principal Positions	Year	Salary	Bonus	Options	Compensation

James J. McGonigle	2001	$500,000	$225,000	100,000	—
Chief Executive Officer and	2000	462,000	—	120,000	—
Chairman of the Board	1999	440,000	—	122,000	—

Derek C. M. van Bever(1)	2001	410,000	—	35,000	$1,700,000
Chief Research Officer	2000	400,000	—	40,000	850,000
	1999	400,000	—	35,000	850,000

Sally Chang	2001	342,000	—	5,000	—
General Manager, Member Services	2000	335,000	50,000	40,000	—
	1999	325,000	—	35,000	—

Thomas L. Monahan III	2001	385,000	—	75,000	—
General Manager and	2000	310,000	—	50,000
Director Nominee	1999	280,000	—	35,000

Clay M. Whitson	2001	275,000	—	25,000	—
Chief Financial Officer,	2000	265,000	—	30,000	—
Secretary and Treasurer	1999	250,000	—	—	—

(1)	“All Other Compensation” reflects amounts paid to Mr. van Bever in each of 1999, 2000 and 2001 in connection with the repurchase of certain options of The Advisory Board Company prior to the time of the spin-off.

Option Grants in Fiscal 2001

      The following table shows information about stock option grants to the Named Officers during fiscal 2001. These options are included in the Summary Compensation Table above. All options were granted at fair market value under the 1999 Stock Option Plan. The options have ten-year terms. The rules of the Securities and Exchange Commission require us to show hypothetical gains that the Named Officers would have for these options at the end of their ten-year terms. These gains are calculated assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are required by SEC rules. They are not our estimate or projection of future stock prices.

      The following table sets forth certain information concerning grants of stock options to each of the Named Officers during 2001:

	Individual Grants(1)
						Potential Realizable Value
	Number of	% of Total				at Assumed Annual Rates
	Shares	Options				of Stock Price Appreciation
	Underlying	Granted to		Market Price		for Option Term
	Option	Employees in	Exercise Price	on Date
Name	Grants	Fiscal Year	(per share)	of Grant	Expiration Date	5%	10%

James J. McGonigle	100,000	6.6%	$31.00	$31.00	March 9, 2011	$1,949,573	$4,940,602

Derek C. M. van Bever	35,000	2.3	31.00	31.00	March 9, 2011	682,351	1,729,211

Sally Chang	5,000	0.3	31.00	31.00	March 9, 2011	97,479	247,030

Thomas L. Monahan III	75,000	5.0	31.00	31.00	March 9, 2011	1,462,180	3,705,451

Clay M. Whitson	25,000	1.7	31.00	31.00	March 9, 2011	487,393	1,235,150

(1)	Options granted under The Corporate Executive Board Company 1999 Stock Option Plan generally become exercisable 25% per year beginning one year after the date of grant.

Option Exercises in 2001 and Year-End Option Values

      The following table shows information about the value realized on option exercises for each of the Named Officers during fiscal 2001, and the value of their unexercised options at the end of fiscal 2001. Value realized, or gain, is measured as the difference between the exercise price and market value or the price at which the shares were sold on the date of exercise.

Aggregated Option Exercises in 2001

and Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at Fiscal Year-End		Fiscal Year-End(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James J. McGonigle(2)	310,526	$9,263,572	154,268	447,080	$4,634,203	$10,792,804

Derek C. M. van Bever	118,750	3,447,175	48,960	154,740	1,545,388	3,718,864

Sally Chang	163,230	4,138,448	—	148,820	—	4,168,587

Thomas L. Monahan III	57,500	1,702,576	54,880	174,720	1,567,048	3,097,728

Clay M. Whitson	94,718	2,123,266	42,128	162,154	1,207,004	3,882,940

(1)	Based on the closing price of our common stock on December 31, 2001 of $36.70 per share.

(2)	Mr. McGonigle’s stock option agreement with respect to 980,400 options provides that the number of shares of common stock issuable pursuant to those options will be increased if the number of shares of common stock outstanding on a fully diluted basis exceeds 37,840,000 shares, and again if the number of shares of common stock outstanding on a fully diluted basis exceeds 41,280,000 shares. The amount of the increase on each occasion will be 10% of the sum of the number of shares that remain issuable pursuant to those options at the time and the number of shares that were issued to him upon the exercise of those options that he continues to hold at the time. The exercise price per each additional share on each such date will be the fair market value of a share of common stock on each such date.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Pursuant to its charter, the Compensation Committee’s responsibilities include developing and administering a compensation policy for senior management that contains appropriate performance incentives and equity-linked components, and reviewing annually the performance of the executive officers of the Company.

General Compensation Practices for Officers

      Compensation of the Company’s executive officers consists primarily of salary, bonus and stock options. The compensation of the Chief Executive Officer, Mr. McGonigle, and of one other executive officer is determined pursuant to an employment agreement with those individuals. The Company may pay bonuses from time to time, as the Compensation Committee deems appropriate. The Compensation Committee establishes salaries based on historic and comparable pay levels within the Company and on its subjective evaluation of cost of living increases and comparable pay in the Washington, D.C. region and for executives with similar skill sets.

      The Company relies primarily on stock options to link compensation to stockholder value. The Compensation Committee generally intends to grant stock options to the Company’s executives on an annual basis and in connection with other career milestones, such as in connection with assuming added responsibilities or achieving exceptional performance. Option grants are designed to promote long-term shareholder value through a vesting schedule that generally provides for the options to become exercisable in four equal annual installments commencing one year after the date they are granted, subject to the option holder’s continued employment with the Company. The level of stock options granted generally has been determined in consultation with senior management and has been based on a subjective evaluation as to competitive practices for equity-based compensation and on relative weighting of option grants among recipients at the Company.

Compensation of the Chief Executive Officer

      Under the terms of his employment agreement, Mr. McGonigle received an annual salary for 2001 of $500,000. In addition, the Compensation Committee decided to pay Mr. McGonigle an incentive bonus of $225,000 for his managerial performance in a difficult business climate. In addition, he was granted options for 100,000 shares. The Compensation Committee determines the level of options to be granted to the Chief Executive Officer consistent with the factors discussed above for other executive officers.

Deductibility of Executive Compensation in Excess of $1.0 Million

      Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1.0 million to each of the five highest paid officers of the corporation unless the compensation is paid under a predetermined objective performance plan meeting certain requirements or satisfies one of various other exemptions. The 1999 Stock Option Plan and the 2001 Stock Option Plan are designed so that awards under these plans can qualify as “performance based compensation” which is not subject to Section 162(m). The Company does not believe that, other than stock option grants, its compensation arrangements will result in excess of $1.0 million being paid to any of its executive officers. However, the Board may determine to award compensation in the future that would not be deductible under Section 162(m) in such circumstances as it deems appropriate. Moreover, in light of the ambiguities and uncertainties under Section 162(m), no assurance can be made that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

COMPENSATION COMMITTEE MEMBERS

David W. Kenny, Chairman

Nancy J. Karch
Robert C. Hall

EMPLOYMENT CONTRACTS, TERMINATION OF

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Option Plans

The Corporate Executive Board Company 1999 Stock Option Plan and The Corporate Executive Board Company 2001 Stock Option Plan

      In the event that there is any change in the number or kind of the outstanding shares of common stock of the Company, whether by reason of merger, consolidation or otherwise, then the plan administrator of the 1999 Stock Option Plan and the 2001 Stock Option Plan (the “Plans”) shall, in its sole discretion, determine the appropriate adjustment, if any. In addition, in the event of such a change, the plan administrator may accelerate the time or times at which any option may be exercised and may provide for cancellation of accelerated options that are not exercised within a time prescribed by the plan administrator in its sole discretion. Options granted under the Plans generally provide that, if an optionee remains employed by the Company for one year following a change of control, or if during such time the optionee’s employment is terminated for any reason other than for cause or voluntary resignation, all options granted under the Plans become immediately exercisable. For this purpose, a change of control includes acquisition by any person of more than 50% of the Company’s stock, a change in a majority of the Board of Directors to include directors not nominated by the Company and stockholder approval of certain mergers, asset sales or plans of liquidation.

The Corporate Executive Board Incentive Compensation Plan

      In the event of a merger or other form of corporate reorganization, any unexercised options shall be subject to the terms of the agreement or plan of merger or reorganization effecting such merger or reorganization and shall be converted, redeemed, exchanged, canceled or otherwise treated as provided in such agreement or plan of merger or reorganization. Subject to the foregoing, if the shares of Company stock are changed into or exchanged for a different number or kind of shares or securities, as the result of any one or more reorganizations, recapitalizations, mergers, acquisitions, or similar events, an appropriate adjustment shall be made (1) in the number and kind of shares or other securities subject to outstanding options, and (2) to the price for each share or other unit of any securities subject to the options, in accordance with this Plan.

Employment Arrangements

      Mr. McGonigle is employed by the Company pursuant to the terms of an employment agreement, which continues in effect until Mr. McGonigle’s termination or separation from the Company. Under the terms of the employment agreement, Mr. McGonigle received an annual salary of $500,000 in 2001, which is subject to periodic increases at the Company’s sole discretion. The employment agreement requires Mr. McGonigle to devote his efforts and abilities to the Company on a full-time basis. The employment agreement also provides that Mr. McGonigle will receive an amount equal to 125% of one year’s base salary and that all the options granted to him will vest and become exercisable immediately if he is terminated without cause.

      Mr. Whitson is employed by the Company pursuant to the terms of an employment agreement, which continues in effect until Mr. Whitson’s termination or separation from the Company. Under the terms of the employment agreement, Mr. Whitson received an annual salary of $275,000, which is subject to periodic increases in the Company’s sole discretion. The employment agreement requires Mr. Whitson to devote his efforts and abilities to the Company on a full-time basis. The employment agreement also provides that Mr. Whitson will receive an amount equal to one year’s annual base salary and that all the options granted to him will vest immediately and become exercisable immediately if he is terminated without cause.

INDEPENDENT AUDITORS

      The independent auditors play an important role in the Company’s system of financial control. Arthur Andersen LLP has served for many years in this capacity for the Company. Management and the Board of Directors have been consistently satisfied with the quality, integrity and professionalism of the audit team that has audited the Company over this time. Following a careful review of recent events involving Arthur Andersen LLP, the Audit Committee has issued a Request for Proposals to choose independent auditors for the fiscal year ending December 31, 2002. This process will provide a comprehensive opportunity to determine which of the major global audit firms is most capable of serving as the Company’s independent auditors. As a result, the Board of Directors has determined not to seek stockholder ratification of its selection of independent public accountants. Stockholder ratification of the selection of the Company’s independent public accountants is not required by the Company’s by-laws or other applicable legal requirements. However, the Board of Directors expects to seek stockholder ratification of its selection of independent public accountants for the fiscal year ending December 31, 2003 at the 2003 Annual Meeting of Stockholders. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

AUDIT COMMITTEE REPORT

      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America.

      The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Committee serves a board-level oversight role where it receives information from, consults with and provides its views and directions to management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

      In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2001 (the “Audited Financial Statements”). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

      Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS

Robert C. Hall, Chairman

Nancy J. Karch
David W. Kenny

INDEPENDENT AUDITORS FEE DISCLOSURE

      The following summary presents Audit Fees, Financial Information Systems Design and Implementation Fees, and All Other Fees paid to our independent auditors for fiscal 2001:

Audit Fees. Audit fees paid by the Company to Arthur Andersen LLP for the fiscal year ended December 31, 2001, totaled approximately $84,000.

Financial Information Systems Design and Implementation Fees. The Company did not engage Arthur Andersen LLP to provide advice regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

All Other Fees. All other fees billed to the Company by Arthur Andersen LLP during the fiscal year ended December 31, 2002 totaled approximately $293,677. Other fees of $185,465 consisted primarily of services in connection with international and domestic tax services. All other fees also include audit-related fees of $108,212 for benefit plan audits, assistance with registration statements, comfort letters and consents, and information systems reviews not performed in connection with the audit.

STOCK PERFORMANCE GRAPH

      The graph below compares the cumulative total stockholder return on the Company’s common stock from the date of the Company’s initial public offering through December 31, 2001, with the cumulative total return on the Lehman Brothers Business Services Index and the NASDAQ National Market (U.S.) Index for the same period. The Merrill Lynch Business Services Index was not included in the performance graph below for the year ended December 31, 2001, as the Merrill Lynch Business Services Index was no longer available at December 31, 2001. The graph assumes that $100 was invested in the Company’s common stock and in each of the other indexes on February 23, 1999 and that any dividends were reinvested. The comparisons in the graph below are based on historical data (with the Company’s common stock prices based on the closing price on the date of the initial public offering and thereafter) and are not intended to forecast the possible future performance of the Company’s common stock.

COMPARISON OF THE CUMULATIVE TOTAL RETURN

AMONG THE CORPORATE EXECUTIVE BOARD COMPANY,
THE LEHMAN BROTHERS BUSINESS SERVICES INDEX,
THE NASDAQ NATIONAL MARKET (U.S.) INDEX AND
THE MERRILL LYNCH BUSINESS SERVICES INDEX

	The Corporate
	Executive Board	Lehman Brothers Business	NASDAQ National Market	Merrill Lynch Business
	Company	Services Index	(U.S.) Index	Services Index(1)

2/23/99	100	100	100	100
12/31/99	234	155	174	126
12/31/00	333	197	104	130
12/31/01	307	228	82

(1)	The Merrill Lynch Business Services Index was no longer available as of December 31, 2001.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Vendor Contacts Agreements. We have received services under certain vendor contracts entered into by The Advisory Board Company for the provision of certain services, such as telecommunications, travel, mailing and general office services. A Vendor Contracts Agreement specified that we will pay the vendor directly if costs can be segregated and billed separately, or we will reimburse The Advisory Board Company for our reasonably allocated share of commonly billed costs. The Vendor Contracts Agreement expired on December 31, 2000. However, we continue to participate in limited vendor contracts entered into by the Advisory Board Company for the provision of certain services and continue to pay for such services on a basis consistent with that followed under the Vendor Contracts Agreement.

OTHER MATTERS

Stockholder Proposals

      Under SEC rules, any stockholder who intends to present a proposal at the Company’s next annual meeting of stockholders must submit the proposal to the Company at our principal executive offices no later than January 8, 2003, and must satisfy the other requirements of SEC Rule 14a-8 in order for the proposal to be considered for inclusion in our Proxy Statement and proxy for that meeting. Any stockholder who wishes to bring a proposal before the Company’s next annual meeting of stockholders, but does not wish to include it in the Company’s proxy materials, or wishes to nominate one or more persons to serve as Directors, must provide written notice of the proposal to the Company’s Secretary at our principal executive offices after January 28, 2003, and before March 24, 2003, and must satisfy the requirements of our bylaws. If a stockholder making such a proposal does not also satisfy the requirements of SEC Rule 14a-4(c), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and 10% stockholders to file forms with the SEC to report their ownership of the Company’s stock and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to the Company. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2001, other than the following: A Form 3 relating to the election of Thomas L. Monahan III to the Company’s Board of Directors and appointment as an officer of the Company and a Form 3 relating to the election of Nancy J. Karch to the Company’s Board of Directors were each not filed with SEC in a timely manner, and a Form 4 relating to the exercise of stock options and sale of 17,322 shares of common stock by the spouse of Sally Chang was not filed with the SEC in a timely manner.

Delivery of Documents to Stockholders Sharing an Address

      If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may only deliver one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at 202-777-5455 or by submitting a written request to Clay M. Whitson, Chief Financial Officer, Treasurer and Secretary, Suite 6000, 2000 Pennsylvania Avenue, NW, Washington, DC 20006. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business

      Our Board of Directors does not currently intend to bring any other business before the Meeting, and is not aware of any other business to be brought before the Meeting. If any other business is properly brought before the Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

      Whether or not you plan to attend the Meeting, please complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-paid envelope.

THE CORPORATE EXECUTIVE BOARD COMPANY

This Proxy is solicited on behalf of the Board of Directors

     The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated May 8, 2002, hereby appoints James J. McGonigle and Clay M. Whitson (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of Common Stock of The Corporate Executive Board Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Corporate Executive Board Company to be held at 9:00 a.m. local time on Thursday, June 6, 2002 at the offices of The Corporate Executive Board Company located at 2000 Pennsylvania Avenue, N.W., Suite 6000, Washington, DC 20006, and at any postponement or adjournments thereof.

     This Proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder.

     UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1. IN ADDITION, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

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Please mark your votes as indicated in this example	☒

1.	Elect six directors, each to hold office until the next annual meeting or until their successors have been duly elected and qualified.

	WITHHOLD	INSTRUCTION: To withhold authority to vote for any named
	AUTHORITY	nominee(s), strike a line through the nominee’s name in the list
FOR all nominees	to vote for	below:
listed to the	all nominees
right (except as	listed to	01 James J. McGonigle, 02 Robert C. Hall, 03 Nancy J. Karch,
marked to the contrary)	the right	04 David W. Kenny, 05 Thomas L. Monahan III, 06 Harold L. Seibert
[ ]	[ ]

The undersigned acknowledges receipt of the Notice of the 2002 Annual Meeting of Stockholders and the Proxy Statement dated May 8, 2002 for the Annual Meeting.

IMPORTANT: PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. THANK YOU.

Dated:______________________________, 2002

_______________________________________ Signature

_______________________________________ Signature if held jointly

NOTE: Please sign exactly as your name appears hereon. If acting as attorney, executor, trustee or in other representative capacity, please include your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If held jointly, both parties must sign personally.

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